Exhibit 4.13

Exclusive Management Services and Business Cooperation Agreement

This Exclusive Management Services and Business Cooperation Agreement (hereinafter referred to as the “Agreement”) was signed by the following parties in Beijing of the People’s Republic of China on May 1, 2025.

Party A:

Beijing Lexuebang Network Technology Co., Ltd., a wholly foreign-owned enterprise legally established and subsisting under the laws of the PRC with a unified social credit code of 911101083217069797 and a registered address at #406, 4F, Building 17, East Area, Courtyard #10, Xibeiwang East Road, Haidian District, Beijing.

Party B:

Shanghai Duwen Education Technology Co., Ltd., a limited liability company legally established and subsisting under the laws of the PRC with its unified social credit code of 91310112MAE7QHMT4C and the registered address at #2800, Wanyuan Road, Minhang District, Shanghai.

Party C:	Current Shareholders of Party B, as listed in Appendix I hereto, with their capital contribution to and ratio of capital contribution of Party B set forth in Appendix I hereto.

(Party A, Party B and Party C are referred to as a “party” respectively and collectively referred to as the “parties”. “Party B’s subsidiaries” are all the principal bodies mentioned in Appendix II to this Agreement and the institutions invested and controlled by Party B (including but not limited to the companies and relevant institutions, more than 50% investment equity of which are directly or indirectly held by Party B) updated from time to time according to this Agreement.)

Whereas:

(1)

Party A is a wholly foreign-owned enterprise effectively established and lawfully subsisting under the laws of the PRC, with business scope including computer network technology development, technology transfer, technical services, technology promotion, technical consultation; enterprise management consultancy; investment consulting; technology import and export (excluding products under state-run trade management; for products subject to quota license, shall conduct application procedure in accordance with relevant regulations ); educational consulting (excluding intermediary services); economic and trade consulting; sale of self-developed software products, clothing, cultural products, handicrafts, toys, jewelry, collectibles (excluding cultural relics), electronic products; conference services; organizing exhibitions and trade shows; computer system services; organizing cultural and artistic exchange activities (excluding commercial performances); intellectual property services (excluding patent agency services); cultural consulting; public relations services; health consulting and health management (excluding diagnostic and therapeutic activities requiring approval); software development; design, production, agency, and publication of advertisements; human resources services (excluding employment agency activities and labor dispatch services); retail and wholesale of publications; employment agency activities.

(2)

Party B is a company with limited liability effectively established and lawfully subsisting under the laws of the PRC, mainly engaging in technical services, technology development, technology consultation, technology exchange, technology transfer, technology promotion; science popularization services; intellectual property services (excluding patent agency services); conference and exhibition services; computer system service; health consulting services (excluding medical treatment and diagnosis services); intermediary services for self-funded overseas study; leasing services (excluding licensed leasing services); human resources services (excluding career intermediary services and labor dispatch services); experiential development activities and planning; organization of cultural and artistic exchange activities; market research (excluding foreign-related market research); enterprise management consulting; copyright agent; advertising design, agency, production and release; wholesale and retail of publications and so on (hereinafter referred to as “the Main Services”).

(3)	Subsidiaries currently held by Party B are shown in Appendix II.

(4)	Party C are shareholders of Party B, and hold 100% equity of Party B as of the date hereof.

(5)

Party B and Party C undertake to help materializing the compliance and implementation of the terms under this Agreement by Party B’s subsidiaries, and sign necessary relevant specific agreements or documents to realize the purposes of this Agreement under the request of Party A.

(6)

Party A agrees to provide Party B and Party B’s subsidiaries with exclusive education management consultancy, permission of intellectual property rights, technological support and business support by leveraging its advantages on talents, technology and information and Party B and Party B’s subsidiaries agree to accept the relevant services provided by Party A.

The parties have reached a consensus and the following agreement:

1.	Provision of Service

1.1.

According to the terms and conditions of this Agreement, Party B and Party C hereby appoint Party A as the exclusive provider of technology and service for Party B and Party B’s subsidiaries during the period of this Agreement, so as to provide Party B and Party B’s subsidiaries with comprehensive education management consultancy, permission of intellectual property rights, technological support and business support. Specific contents are given in Appendix III of this Agreement. Party B and Party B’s subsidiaries are the “service recipients”.

Party B shall, and Party B shall guarantee to procure Part B’s subsidiaries, based on actual business needs, determine the services together with Party A or the entities designated by Party A, and such services are given in Appendix III of this Agreement. The parties understand that the services actually provided by Party A are subject to Party A’s approved business scope; and if Party B and Party B’s subsidiaries require Party A to provide services beyond Party A’s approved business scope, Party A shall have the right to designate third parties or within the maximum limit allowed by law to apply for expanding its business scope, and then provide services after the application has been approved.

1.2.

Party B and Party C further agree that, without the prior written consent of Party A, Party B and Party C guarantee that they and their relevant institutions (including but not limited to Part B’s subsidiaries) shall not directly or indirectly obtain services the same as or similar to the exclusive technology and services specified in this Agreement from any third party, and shall not establish any similar cooperation relations relating to the matters covered herein with any third party and shall promise that their relevant institutions shall not do so. Party B and Party C agree that Party A may designate other parties to provide Party B and Part B’s subsidiaries with the services specified in Appendix III of this Agreement.

1.3.

In order to ensure the normal operation of daily business of Party B and Party B’s subsidiaries, Party A may (but not necessarily), based on its own judgement and Chinese laws and regulations, provide guarantee for the performance of other business contracts and agreements signed between Party B and Party B’s subsidiaries and any third parties related to its business as the guarantor. Party B and Party C hereby unanimously agree and confirm that Party A shall first be appointed as the guarantor if it is necessary to provide any guarantee for the fulfilment of any contract or loan during the business operation of Party B and/or Party B’s subsidiaries.

2.	Price and Payment Method of Services

2.1.

Party A may, by referring to the specific service contents and objects and the income, number of students in the particular period of Party B and Party B’s subsidiaries, determine by itself the price and appropriate payment methods of services, and the specific calculation and payment methods of service expenses are given in Appendix III of this Agreement.

2.2.

If Party A thinks that the confirmation mechanism of service prices specified in this Agreement becomes inappropriate because of some reasons and therefore shall be adjusted, Party A shall actively and honestly propose adjustment plan, so as to confirm new price standard or mechanism. If the service recipients fail to reply within seven workdays after receiving the notice of the aforesaid adjustment, it shall be deemed as having accepted the said adjustment to service price.

3.	Intellectual Property Rights

3.1.

The intellectual property rights of all the achievements arising from performing this Agreement shall include but not limited to copyright, patent, the right to apply for patent, technological secrets, commercial secrets, etc., whether or not developed by Party A, and shall be the ownerships, rights and interests that are exclusively enjoyed by Party A. Party B, Party B’s subsidiaries and Party C shall not enjoy any other rights that are not specified in this Agreement unless with the permission of Party A, and shall support Party A in taking all necessary measures to obtain such intellectual property rights. For the avoidance of doubt, except for the intellectual property rights that are confirmed by Party A as necessary for normal business operation of Party B or Party B’s subsidiaries or shall be held by Party B or Party B’s subsidiaries according to relevant domestic laws and regulations, as for the intellectual property rights that have been held or applied by Party B or Party B’s subsidiaries to relevant competent authorities as of the signing date of this Agreement, the equity holders or applicants of other intellectual property rights shall, based on Party A’s requirements, transfer the said intellectual property rights to Party A or Party A’s related parties, and Party B or Party B’s subsidiaries shall sign a transfer agreement of intellectual property rights with Party A or Party A’s related parties.

3.2.

If development is conducted by Party A based on the intellectual property rights of Party B or Party B’s subsidiaries, Party B and Party B’s relevant subsidiary shall ensure that there are not any flaw of such intellectual property rights, otherwise Party B and Party B’s relevant subsidiaries shall bear the losses caused to Party A. If Party A needs to compensate any third person in this case, Party A shall have the right to, after such a compensation, claim for all the losses against Party B and/or relevant Party B’s subsidiaries.

3.3.	The parties agree that, regardless of whether this Agreement is changed, cancelled or terminated, these terms are binding.

4.	Realization of Party A’s Rights

Whereas the provisions of Article 1 of this Agreement and in order to clarify the rights and interests of the parties, guarantee the actual performance of management services agreement provided by Party A for Party B and Party B’s subsidiaries, the implementation of business services between Party A and Party B and Party B’s subsidiaries, and the payment by Party B and Party B’s subsidiaries for payable consideration to Party A, Party B and Party C hereby agree that, and guarantee to procure Party B to agree:

4.1.

Party A shall have the right to propose suggestions or requirements regarding the daily operation, financial management and staff employment of Party B and Party B’s subsidiaries, and Party B and Party B’s subsidiaries shall strictly fulfil or observe the said suggestions or requirements proposed by Party A.

4.2.

Party C, Party B and Party B’s subsidiaries shall, according to laws and regulations and the procedures specified in the articles of association of company, select candidates designated by Party A as the directors of Party B and Party B’s subsidiaries, and procure the said elected directors to select the chairman of the board of directors from the candidates recommended by Party A, and appoint the persons designated by Party A as all of the senior executives (including but not limited to principal, general manager, financial controller, responsible persons of respective businesses, financial management staff, financial monitoring staff and accountant) of Party B and Party B’s subsidiaries.

4.3.

Party C, Party B and/or Party B’s subsidiaries shall, based on Party A’s requirements, dismiss any directors and/or senior executives of Party B and Party B’s subsidiaries, and immediately select and appoint other persons designated by Party A to assume the said positions.

4.4.

In respect of the objective of Clause 4.3, Party C, Party B and Party B’s subsidiaries shall, according to laws, articles of association and this Agreement, take all necessary internal or external procedures to complete the abovementioned dismissal and employment procedures.

4.5.

Party A shall have the right to check the accounts of Party B and Party B’s subsidiaries regularly or at any time. Party B and Party B’s subsidiaries shall timely and accurately record the accounts, and shall, upon requirements of Party A, provide Party A with their accounts, audit reports, financial statements and all operation records, business contracts and financial information. During the validity period of this Agreement and on the condition of not violating applicable laws, Party B and Party B’s subsidiaries shall agree to support Party A and any third party designated by Party A in auditing (including but not limited to audit of related transactions and other audits of various types), provide relevant information and data relating to operation, business, customers, finance and staff of Party B and Party B’s subsidiaries for Party A and any third party designated by Party A and auditors appointed by Party A, and shall agree that Party A or any other related parties of Party A may disclose such information and data in order to meet the relevant requirements of securities regulatory authorities.

4.6.

Party C hereby agrees to, on the date of signing this Agreement, present Party A with a Power of Attorney, the content and form of which satisfy Party A, and comprehensively, appropriately and completely perform the stipulation of such a Power of Attorney, including but not limited to, according to this Power of Attorney, unconditionally and irrevocably authorizing Party A or the persons (“trustee”, and such a trustee shall not be Party C) designated by Party A as the representative of Party C to exercise the rights of shareholders and/or directors of Party B and Party B’s subsidiaries based on the will of the trustee.

4.7.

Party C confirms that it has comprehensively and clearly understood the obligations of Party B and Party B’s subsidiaries under this Agreement at the time of signing this Agreement, and that it is willing to pledge the 100% equity of Party B held by it to Party A, so as to provide guarantee for the performance of all the obligations of Party B under this Agreement. The parties will sign a separate agreement on equity interest pledge.

4.8.

Party B and Party C hereby agree that, and Party B and Party C guarantee to procure Party B’s subsidiaries to agree, once Party A submits a written request, Party B and Party B’s subsidiaries and Party C will pledge all of their receivables and/or all the other assets that are lawfully owned and may be disposed of by them as the guarantee for the payment obligation of the service expenses specified in Clause 2.1 of this Agreement, in a manner then permitted by the laws. Party B and Party C hereby agree that, and Party B and Party C guarantee to procure Party B’s subsidiaries to agree, during the validity period of this Agreement, Party B and Party B’s subsidiaries maintain complete business licences necessary for operation and adequate rights and qualifications to engage in the current businesses in China.

4.9.

In case of liquidation or dissolution of Party B and Party B’s subsidiaries for various reasons, Party C, Party B or Party B’s subsidiaries shall, within the scope permitted by Chinese laws, appoint the persons recommended by Party A as the liquidation team, which takes charge of managing the property of Party B and Party B’s subsidiaries. Party C, Party B and Party B’s subsidiaries promise that in case of liquidation or dissolution of Party B and Party B’s subsidiaries, Party C, Party B or Party B’s subsidiaries shall deliver all the remaining property obtained from the liquidation of Party B and Party B’s subsidiaries conducted according to Chinese laws and regulations respectively to Party A or the third parties designated by Party A, no matter whether the agreement specified in this article has been implemented and within the restriction of Chinese laws.

4.10.

Without the prior written consent of Party A, Party B and Party B’s subsidiaries are not allowed to conduct any transactions that may substantially affect their assets, obligations, rights or operation of institutions, including but not limited to:

(1)	To conduct any activities beyond the normal business scope of institutions or do business not in the consistent and usual way;

(2)	To lend the third parties money or assume any debts;

(3)	To change or dismiss any directors or change any executives;

(4)	Employ other staff or service providers with annual remuneration more than RMB 500,000;

(5)	To sell to any third parties or obtain from any third parties, or otherwise deal with any assets or rights, including but not limited to any intellectual property rights;

(6)

To provide guarantee for any third parties with its assets or intellectual property rights, or provide guarantee in any other forms or set any encumbrance on the assets of institutions not because of the debts of Party B and Party B’s subsidiaries;

(7)	To change the articles of association of institutions or change the business scope of institutions;

(8)	To change the operation method, business procedures of institutions or change any major internal rules and systems of institutions;

(9)	To significantly adjust its business operation models, marketing strategies, operation guidelines or customer relations;

(10)	To distribute bonus and dividends in any form;

(11)	To liquidate institutions and distribute the remaining assets;

(12)	To transfer the rights and interests under this Agreement to any third parties;

(13)	To sign any other agreements or arrangements which contradict this Agreement or may damage the rights and interests of Party A under this Agreement; and

(14)

To conduct contracted operation, operation of lease, consolidation, division, joint venture, shareholding reform or other arrangements that change the operation method and equity structure, or deal with all or substantial assets or rights and interests of the institutions of Party B and Party B’s subsidiaries in the form of transfer, or assignment or capital contribution at a certain price or other ways.

Moreover, Party B shall, and Party C shall, procure Party B and Party B’s subsidiaries to immediately inform Party A of any situations that will or may substantially and adversely affect the businesses and operation of Party B and Party B’s subsidiaries, and shall use its best endeavours to avoid the occurrence of such situations and/or the expansion of losses.

4.11.

Party B hereby grants Party A an irrevocable and exclusive purchase right, pursuant to which Party A may, at its own option, purchase any partial or entire assets and businesses from Party B at the minimum price allowed by the Chinese laws within the scope permitted by the Chinese laws and regulations. The two parties will then separately sign asset or business transfer contract to specify the terms and conditions of such asset transfer.

5.	Validity Period and Termination Right

5.1.	This Agreement was signed and took effect on the date set out in the first page.

5.2.	This Agreement shall be effective in the operation period of Party A, Party B and Party B’s subsidiaries unless it is cancelled earlier as unanimously agreed by the parties.

5.3.

The parties agree to grant Party A an option to terminate this Agreement at any time. Party A shall have the right to terminate this Agreement at any time during the performance of this Agreement by serving a written notice.

5.4.	Party B and/or Party C are not allowed to terminate this Agreement under any situations without the prior written consent of Party A.

6.	Representations and Warranties

6.1.	Party A makes the following representations and warranties for Party B and Party C:

(1)

Party A is a wholly foreign-owned enterprise legal person lawfully established and effectively subsisting under the laws of the PRC, and has the capacity of independently undertaking civil liabilities.

(2)

Party A has the full corporate powers necessary for signing and delivering this Agreement and fulfilling its obligations under this Agreement. After the signing, this Agreement shall constitute statutory, effective and binding obligations for Party A and may be enforceable based on its terms.

(3)

The signing of this Agreement and Party A’s fulfilment of the obligations under this Agreement will not contradict, breach or violate (i) any requirements of Party A’s any business licences or articles of association; (ii) any laws, rules, ordinances, authorizations or approvals of any government agencies or departments that are applicable to Party A; and (iii) any requirements of the contracts and agreements to which Party A is the signing party or main body.

6.2.	Party B makes the following representations and warranties to Party A:

(1)

Party B and Party B’s subsidiaries are companies with limited liability or non-governmental non-profit units (legal person) lawfully established and effectively subsisting under the laws of the PRC, and have the capacity of independently undertaking civil liabilities with its registered capital.

(2)

Party B has the full authority necessary for signing and delivering this Agreement and completely fulfilling their obligations under this Agreement. After the signing, this Agreement shall constitute statutory, effective and binding obligations for Party B and may be enforceable based on its terms.

(3)

The signing of this Agreement and the fulfilment by Party B of the obligations under this Agreement will not contradict, breach or violate (i) any requirements of business licences or articles of association of Party B and Party B’s subsidiaries; (ii) any laws, rules, ordinances, authorizations or approvals of any government agencies or departments that are applicable to Party B and Party B’s subsidiaries; and (iii) any requirements of the contracts and agreements to which Party B and Party B’s subsidiaries or any of their related companies are the signing parties or main bodies.

(4)

Party B and Party B’s subsidiaries will, based on Party A’s requirements, provide Party A with relevant information and document; assign special staff to communicate with Party A and coordinate the work, and actively support Party A’s on-site investigation and data collection at Party B and Party B’s subsidiaries.

(5)

If necessary, Party B and Party B’s subsidiaries shall provide necessary working facilities and conditions for Party A’s professionals, and bear the corresponding expenditures and expenses incurred during the provision of management services by the said professionals at Party B and Party B’s subsidiaries;

(6)

To develop and provide the Main Services effectively, prudently and lawfully, maintain and timely update all the licences and authorizations necessary for the provision of the Main Services by Party B and Party B’s subsidiaries under this Agreement, so as to maintain the validity and full legal force of such licences and authorizations; and establish and maintain an independent recording unit for the Main Services;

(7)

To provide Party A with any technological information or other data that Party A thinks are necessary for fulfilling the obligations under this Agreement, and allow Party A to enter the relevant venues and facilities that Party A thinks are necessary for providing the services under this Agreement;

(8)

Party B and Party B’s subsidiaries will, based on relevant Chinese laws and regulations, conduct business operation and handle all the necessary formalities relating to the business operation, and timely provide Party A with the copies of the aforesaid licences;

(9)

Party B and Party B’s subsidiaries have all the permits, licences, authorizations, approvals and facilities necessary for providing the Main Services during the validity period of this Agreement, and Party B and Party B’s subsidiaries guarantee that the aforesaid permits, licences, authorizations and approvals will continue to have legal force and legally valid during the entire validity period of this Agreement.

(10)	To pay service expenses to Party A on time.

7.	Confidentiality

7.1.

All the terms of this Agreement and this Agreement itself are both confidential, and the parties shall not disclose them to any third party, except for the disclosure to senior staff, directors, employees, agents and professional consultants that are related to this project and undertake the confidentiality obligation to the said parties or their related parties; with the exception of the disclosure of information or content of this document to government, public or shareholders and the filing of this document at relevant institutions based on the requirements of laws or relevant securities trading institutions.

7.2.	This article shall still have legal force no matter whether this Agreement has been altered, cancelled or terminated.

8.	Liabilities for Default

8.1.

Where a party fails to fulfil any of its obligations under this Agreement or any representations or guarantees of such party under this Agreement are substantially untrue or inaccurate, such Party shall be in breach of this Agreement and shall be liable for compensation of all losses of other parties or pay liquidated damages according to the agreement separately signed by the relevant parties.

8.2.

Where Party B is deemed as having breached this Agreement according to Clause 8.1, Party B shall fully compensate Party A for any losses, damages or liabilities (including the losses and expenses arising from any lawsuit, claim for compensation or other requirements) that Party A incur or assume because of fulfilling the obligations under this Agreement or providing the services specified in this Agreement.

8.3.	Regardless of whether this Agreement is changed, cancelled or terminated, these terms are legally binding.

9.	Force Majeure

A force majeure event means any event unforeseen by any party at the time of signing this Agreement that cannot be avoided, controlled and overcome (including but not limited to earthquake, typhoon, flood, fire, strike, war or riot, etc.).

In view of the fact that the force majeure event affects the performance of this Agreement, in the event of force majeure, the party shall forthwith (i) notify the remaining parties in the form of telegraph, facsimile or other electronic means and submit the written evidence of force majeure within fifteen (15) working days; (ii) take all reasonable and possible measures to eliminate or mitigate the effects of force majeure event and to resume the fulfillment of its obligations upon the elimination or mitigation of the effects of force majeure event.

10.	Transfer of Agreement and Changes to Parties of Agreement

10.1.

Without the prior written consent of Party A, none of Party B and Party C shall have the right to transfer any of its rights and obligations under this Agreement to any third party, except for the situation that Party A directly or indirectly obtains the equity of Party B based on the Exclusive Call Option Agreement signed by Party A, Party B and Party C on May 1, 2025 (including amendments made by the parties from time to time).

10.2.

Party B hereby agrees that Party A may transfer its rights and obligations under this Agreement to third parties, and Party A only needs to issue a written notice to Party B at the time of such transfer, without obtaining Party B’s consent of the said transfer.

10.3.

Addition of Party B’s subsidiaries. In case that it is necessary to add Party B’s subsidiaries at any time starting from the effective date of this Agreement, the said Party B’s subsidiaries newly added shall be regarded as one of the Party B’s subsidiaries specified under this Agreement. The other parties of this Agreement hereby agree with and completely accept the aforesaid arrangement.

10.4.

The rights and obligations under this Agreement shall be legally binding on the transferees and successors (no matter whether the transfer of such rights and obligations are caused by acquisition, reorganization, succession, transfer or other reasons) of rights and obligations of the parties of this Agreement.

10.5.

If Party C no longer holds any shares of Party B, it shall be deemed that Party C is no longer either party of this Agreement. In case that any third party becomes a shareholder of Party B, Party B and Party C shall try its best to include the said third party as one of Party C of this Agreement as soon as possible through signing appropriate legal documents.

11.	Supplementary Provisions

11.1.

This Agreement shall be governed by the laws of the People’s Republic of China. Any dispute that may arise during the performance of this Agreement shall be settled through amicable negotiations by all parties involved. Where the negotiation fails, either party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with the prevailing arbitration rules of such arbitration institution. The place of arbitration is Beijing, the arbitration language is Chinese, the arbitral award is final and binding on all parties. Except for the part that is being submitted to arbitration, the rest of this Agreement shall remain in force. The validity of this Article is not subject to the impact from the change, cancellation or termination of this Agreement.

11.2.

Upon signing this Agreement, it shall supersede any prior undertakings, memorandums, agreements or any other documents previously made in respect of the subject matter of this Agreement. This Agreement shall supersede the Previous Exclusive Service Agreement signed by the parties and the Previous Exclusive Service Agreement shall be expired upon and after the effective date hereof.

11.3.

All parties agree that this Agreement shall be implemented to the extent permitted by law. Where any of the terms of this Agreement or any part of a term is deemed illegal, invalid or unenforceable by any competent authority or court have jurisdiction, such unlawful, invalid or unenforceable terms shall not be prejudice to any other terms of this Agreement or other parts of such terms. Other terms or other parts of such terms shall remain in full force and each party shall use its best endeavors to amend such illegal, invalid or unenforceable terms for the purpose of achieving the original terms.

11.4.	The appendixes shall be an inalienable part of this Agreement and shall have the same legal effect as other parts of this Agreement.

11.5.	This Agreement is prepared in Chinese and shall be executed in quadruplicate. Each copy has the same legal effect.

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties or their authorized representative hereto as of the date first above written.

Party A: Beijing Lexuebang Network Technology Co., Ltd. (Seal)

Authorized representative (Signature) :	/s/ Luo Bin

/s/ Seal of Beijing Lexuebang Network Technology Co., Ltd.

Party B: Shanghai Duwen Education Technology Co., Ltd. (Seal)

Authorized representative (Signature) :	/s/ Huang Ruonan

/s/ Seal of Shanghai Duwen Education Technology Co., Ltd.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties or their authorized representative hereto as of the date first above written.

Party C:

Guo Shuai

Signature:	/s/ Guo Shuai

IN WITNESS WHEREOF, this Agreement has been executed by the Parties or their authorized representative hereto as of the date first above written.

Party C:

Huang Ruonan

Signature:	/s/ Huang Ruonan

Appendix I Current Shareholders of Party B

Name of Shareholder	Capital contribution (’0,000 RMB）	Ratio of capital contribution
Guo Shuai	70.0	70.0%
Huang Ruonan	30.0	30.0%
Total	100.0	100.0%

Appendix II List of Party B’s subsidiaries

Name

1.	Shanghai Changning District Duwen Training School.

Appendix III Service Content, Calculation and Payment Methods of Service Expenses

(I) List of service content

1.	To provide opinions and suggestions on asset, business operation and negotiation, signing and fulfilment of significant contracts;

2.	To provide services relating to short-term and medium-term market development and market plan;

3.	To provide industrial market investigation, study and consulting service;

4.	To provide opinions and suggestions on disposing of creditor’s rights and debts;

5.	To provide opinions and suggestions on M&A;

6.	To provide human resources management service and pre-job training, on-site skill training;

7.	To provide the authorized use of various intellectual property rights like software, trademark, domain name and technological secret;

8.	To provide the R&D of educational software, educational courseware and on-line lessons and supporting services;

9.	To provide consulting and training services on opening school and training courses;

10.	To provide services on technological development, technological transfer and technological consultancy;

11.	To provide the management and maintenance of management and service systems like human resources information management system, payment management system and internal information management system;

12.	To provide development and upgrading of website, and daily maintenance, monitoring, debugging and troubleshooting of computer network equipment;

13.	To provide technological consultancy and answer to the technological questions on network equipment, technological product and software proposed by the service recipients;

14.	To provide public relations service;

15.	To provide selling service for self-made products;

16.	To provide daily maintenance for office equipment;

17.	To seek and select appropriate service provider as the third party for the service recipients;

18.	To provide daily management of service provider as the third party for the service recipients;

19.	To provide the service recipients with consultancy service regarding overseas market; and/or

20.

To provide other services that are negotiated and confirmed from time to time by Party A and the service recipients based on the business needs of the service recipients and Party A’s capability of providing services.

(II) Calculation and Payment Methods of Service Expenses

1.

The amount of service expenses are the balance of the total income of the service recipients minus cost, taxes and other expenses that are reserved or withdrawn according to laws and regulations. The specific amount shall be determined by Party A by referring to the following factors:

(1)	Technological difficulties and complexity of services;

(2)	The resources input by Party A and the time spent by Party A’s staff for specific services;

(3)	Specific content and commercial value of services;

(4)	Market reference price of services of the same category;

(5)	Operating conditions of the service recipients.

2.

Party A shall summarize the service expenses on time (the specific period shall be determined by Party A, and the service recipients shall agree with such decision) and notify the service recipients by regularly sending the account of service expenses to them. The service recipients shall remit the said service expenses to the bank account designated by Party A within 10 work days after receiving the said notice. The service recipients shall fax or mail the copy of remittance voucher to Party A within 10 workdays after the remittance.

3.

Besides the service expenses, the service recipients shall bear all reasonable expenses, advance payment and expenses actually paid (“expenditures”) in any form that are ascribable to Party A, arising from, or relating to Party A’s fulfilment or provision of services, and shall compensate Party A in respect of these expenses.

4.

The service recipients shall pay the service expenses and the expenditures to be made up to Party A according to this Agreement and the supplementary agreement signed from time to time. Party A shall timely issue the invoices of corresponding service expenses and all the expenditures arising during the relevant period to the service recipients. All the payments shall be remitted to the bank account designated by Party A via remittance or other methods agreed by both parties. Both parties agree that Party A may also inform the service recipients of changing the said payment instructions from time to time.